WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THE THREE MONTHS AND

YEAR ENDED DECEMBER 31, 2022 AND ANNOUNCES 17% INCREASE IN QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, January 24, 2023: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and twelve months ended December 31, 2022. For the three months ended December 31, 2022, the Company reported net income of $9.0 million, or $0.42 per diluted share, compared to net income of $6.2 million, or $0.28 per diluted share, for the three months ended December 31, 2021. On a linked quarter basis, net income was $9.0 million, or $0.42 per diluted share, as compared to net income of $6.0 million, or $0.28 per diluted share, for the three months ended September 30, 2022. For the twelve months ended December 31, 2022, net income was $25.9 million, or $1.18 per diluted share, compared to net income of $23.7 million, or $1.02 per diluted share, for the twelve months ended December 31, 2021.

The Company also announced today that the Board of Directors declared a quarterly cash dividend of $0.07 per share on its common stock, representing an increase of $0.01 per share, or 17%, as compared to the prior quarter. The dividend will be payable on or about February 22, 2023 to shareholders of record on February 8, 2023.

James Hagan, President and Chief Executive Officer, commented, “We are very pleased to report that the Company delivered record earnings for the fourth quarter along with concrete earnings for 2022, with an increasing net interest margin, strong revenue and a lower efficiency ratio derived from solid loan growth across all loan segments. As a Company, we have continued to focus on expanding and attracting new loan and core deposit relationships in our existing and expanded markets, which resulted in loan growth coming in ahead of internal targets on a quarterly and annual basis. As a result of these continuing efforts, for the year-ended December 31, 2022, average non-interest bearing demand deposits represented 28.6% of total average deposits. With our strong balance sheet, combined with rising interest rates, and with the deployment of excess liquidity to fund our loan growth, we are pleased to report a higher net interest margin of 3.44% for the fourth quarter 2022 as compared to September 30, 2022. As the Paycheck Protection Program (“PPP”) comes to an end, the Company generated year-over-year net interest income growth of 8.3%, overcoming a $6.0 million, or 89.2%, decrease in PPP interest and fee income, by increasing total loans, excluding PPP loans, by $149.7 million, or 8.1%, from December 31, 2021.”

Hagan concluded, “We continue to see opportunities to add to our earnings and remain committed to continued growth while managing the risks associated with inflationary pressures and potential disruption in financial markets. We will continue to remain focused on increasing efficiencies, maintaining our strong asset quality, prudently growing our loan portfolio and managing funding costs in a competitive environment.

This was a remarkable year for our Company as we once again continued to achieve solid annual earnings, net interest income expansion and increasing loan growth. We could not be more proud of our team who executed and delivered to achieve these excellent 2022 results. We remain optimistic about the Company’s future as we enter 2023.”

Key Highlights:

Loans and Deposits. At December 31, 2022, total loans of $2.0 billion increased $126.7 million, or 6.8%, from December 31, 2021. During the same period, excluding PPP loans, total loans increased $149.7 million, or 8.1%, from $1.9 billion at December 31, 2021. The increase in total loans was due to an increase in commercial real estate loans of $89.4 million, or 9.1%, an increase in commercial and industrial loans of $16.2 million, or 8.1%, and an increase in residential real estate loans, including home equity loans, of $43.0 million, or 6.6%.

At December 31, 2022, total deposits were $2.2 billion, a decrease of $27.5 million, or 1.2%, from December 31, 2021. Core deposits, which the Company defines as all deposits except time deposits, decreased $37.1 million, or 2.0%, from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $1.8 billion, or 81.5% of total deposits at December 31, 2022. The loan to deposit ratio increased from 82.6% at December 31, 2021 to 89.3% at December 31, 2022.

Allowance for Loan Losses and Credit Quality. At December 31, 2022, the allowance for loan losses as a percentage of total loans and as a percentage of nonperforming loans was 1.00% and 350.0%, respectively. At December 31, 2022, nonperforming loans totaled $5.7 million, or 0.29% of total loans, compared to $5.0 million, or 0.27% of total loans, at December 31, 2021. Total delinquency increased $2.3 million, or 108.8%, from $2.1 million, or 0.11% of total loans, at December 31, 2021 to $4.5 million, or 0.22% of total loans, at December 31, 2022.

Net Interest Margin. The net interest margin was 3.44% for the three months ended December 31, 2022 compared to 3.08% for the three months ended December 31, 2021 and 3.35% for the three months ended September 30, 2022. The net interest margin, on a tax-equivalent basis, was 3.47% for the three months ended December 31, 2022, compared to 3.10% for the three months ended December 31, 2021 and 3.37% for the three months ended September 30, 2022.

Repurchases. On October 13, 2022, the Company announced the completion of its previously authorized stock repurchase plan (the “2021 Plan”) pursuant to which the Company was authorized to repurchase up to 2.4 million shares, or 10% of its outstanding common stock, as of the date the 2021 Plan was adopted. On July 26, 2022, the Board of Directors authorized a new stock repurchase plan (the “2022 Plan”), pursuant to which the Company is authorized to repurchase up to 1.1 million shares, which is approximately 5.0% of the Company’s outstanding common stock as of the date the 2022 Plan was adopted. During the three months ended December 31, 2022, the Company repurchased 78,826 shares of common stock under the 2022 Plan and during the twelve months ended December 31, 2022, the Company repurchased 720,975 shares of common stock under both the 2021 and 2022 Plans. As of December 31, 2022, there were 1,056,344 shares of common stock available for repurchase under the 2022 Plan.

The shares of common stock repurchased under the 2022 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2022 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Capital Management. The Company’s book value per share was $10.27 at December 31, 2022 compared to $9.87 at December 31, 2021, while tangible book value per share, a non-GAAP financial measure, increased $0.40, or 4.3%, from $9.21 at December 31, 2021 to $9.61 at December 31, 2022. Reflected in the book value and tangible book value changes during the year ended December 31, 2022 are the Federal Reserve’s 425 basis points interest rate increases, which resulted in significant changes in unrealized gains and losses on investment securities. Such unrealized gains and losses are generally due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale. The Company had no other-than-temporary impairment charges in its investment portfolio in 2022 or 2021. Tangible book value is a non-GAAP measure. See pages 17-20 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Pension Plan. On October 31, 2022, the Board of Director’s previously approved termination of the Westfield Bank Defined Benefit Pension Plan (“DB Plan”) became effective, subject to regulatory approvals. Once the Company has received regulatory approval to terminate the DB Plan, which is expected in the first quarter of 2023, the Company will make an additional cash contribution during the second quarter of 2023, if necessary, in order to fully fund the DB Plan on a plan termination basis, followed by the purchase of annuity contracts to transfer its remaining liabilities under the DB Plan, for those participants who do not opt for a one-time lump sum payment. The actual amount of this cash contribution, if any, will depend upon the nature and timing of participant settlements, as well as prevailing market conditions. At December 31, 2022, the Company reversed $7.3 million in net unrealized losses recorded in accumulated other comprehensive income attributed to both the DB plan curtailment resulting from the termination of the DB Plan as well as changes in discount rates. In addition, the Company recorded a gain on curtailment of $2.8 million through non-interest income. The improvement in book value and tangible book value for the three months ended December 31, 2022 were primarily related to the termination of the DB Plan.

Net Income for the Three Months Ended December 31, 2022 Compared to the Three Months Ended September 30, 2022.

The Company reported net income of $9.0 million, or $0.42 per diluted share, for the three months ended December 31, 2022, compared to net income of $6.0 million, or $0.28 per diluted share, for the three months ended September 30, 2022. Net interest income increased $566,000, or 2.8%, non-interest income increased $3.1 million, or 118.3%, and non-interest expense decreased $340,000, or 2.4%, while the provision for loan losses decreased $525,000, or 77.8%, during the same period. Return on average assets and return on average equity were 1.40% and 16.67%, respectively, for the three months ended December 31, 2022, compared to 0.93% and 10.90%, respectively, for the three months ended September 30, 2022.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $566,000, or 2.8%, to $20.9 million for the three months ended December 31, 2022, from $20.3 million for the three months ended September 30, 2022. The increase in net interest income was primarily due to an increase in interest and dividend income of $1.8 million, or 8.4%, partially offset by an increase in interest expense of $1.3 million, or 86.3%. During the three months ended December 31, 2022 and the three months ended September 30, 2022, interest and dividend income included PPP interest and fee income (“PPP income”) of $18,000 and $19,000, respectively. During the three months ended December 31, 2022 and the three months ended September 30, 2022, the Company recognized prepayment penalties of $134,000 and $99,000, respectively. During the three months ended December 31, 2022, the Company also recorded $87,000 in positive purchase accounting adjustments, compared to $16,000 in negative purchase accounting adjustments during the three months ended September 30, 2022.

The net interest margin was 3.44% for the three months ended December 31, 2022 compared to 3.35% for the three months ended September 30, 2022. The net interest margin, on a tax-equivalent basis, was 3.47% for the three months ended December 31, 2022, compared to 3.37% for the three months ended September 30, 2022. The average yield on interest-earning assets was 3.90% for the three months ended December 31, 2022, compared to 3.59% for the three months ended September 30, 2022. The average loan yield was 4.23% for the three months ended December 31, 2022, compared to 3.93% for the three months ended September 30, 2022.

During the three months ended December 31, 2022, average interest-earning assets increased $143,000 to $2.4 billion, primarily due to an increase in average loans of $21.3 million, or 1.1%, partially offset by a decrease in short-term investments of $6.3 million, or 45.3%, and a decrease in average securities of $15.5 million, or 3.8%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 22 basis points from 0.25% for the three months ended September 30, 2022 to 0.47% for the three months ended December 31, 2022. The average cost of core deposits, including non-interest bearing demand deposits, increased 15 basis point to 0.34% for the three months ended December 31, 2022, from 0.19% for the three months ended September 30, 2022. The average cost of time deposits increased 35 basis points from 0.30% for the three months ended September 30, 2022 to 0.65% for the three months ended December 31, 2022. The rising interest rate environment has affected costs for both money market accounts and time deposits.

The average cost of borrowings, including subordinated debt, increased 17 basis points from 4.12% for the three months ended September 30, 2022 to 4.29% for the three months ended December 31, 2022. Average demand deposits, an interest-free source of funds, increased $5.0 million, or 0.8%, from $658.9 million, or 29.0% of total average deposits, for the three months ended September 30, 2022, to $663.8 million, or 29.4% of total average deposits, for the three months ended December 31, 2022.

Provision for Loan Losses

During the three months ended December 31, 2022, the provision for loan losses decreased $525,000, or 77.8%, from the three months ended September 30, 2022. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic, economic trends and their potential effect on asset quality. The adoption of the Current Expected Credit Loss allowance methodology became effective for the Company on January 1, 2023. Management will continue to closely monitor portfolio conditions and re-evaluate the adequacy of the allowance.

The Company recorded net charge-offs of $426,000 for the three months ended December 31, 2022, as compared to net charge-offs of $27,000 for the three months ended September 30, 2022. At December 31, 2022, nonperforming loans totaled $5.7 million, or 0.29% of total loans, and total delinquency as a percentage of total loans was 0.22%.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $3.1 million, or 118.3%, to $5.7 million for the three months ended December 31, 2022, from $2.6 million for the three months ended September 30, 2022. Service charges and fees increased $106,000, or 4.8%, from the three months ended September 30, 2022 to $2.3 million for the three months ended December 31, 2022. Income from bank-owned life insurance increased $37,000, or 9.5%, from the three months ended September 30, 2022 to $428,000 for the three months ended December 31, 2022.

The termination of the DB Plan became effective October 31, 2022, subject to regulatory approvals, with final settlement occurring in the second quarter of 2023. During the three months ended December 31, 2022, the Company recorded a curtailment gain related to the DB Plan termination of $2.8 million through non-interest income. During the three months ended December 31, 2022, the Company reported unrealized gains on marketable equity securities of $19,000, compared to unrealized losses of $235,000 for the three months ended September 30, 2022. During the three months ended December 31, 2022, the Company also reported a gain of $70,000 on non-marketable equity investments, compared to a gain of $211,000 during the three months ended September 30, 2022. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

Non-Interest Expense

For the three months ended December 31, 2022, non-interest expense decreased $340,000, or 2.4%, to $14.0 million from the three months ended September 30, 2022. Salaries and employee benefits increased $172,000, or 2.1%, to $8.2 million, primarily related to higher incentive compensation accruals, data processing expense increased $17,000, or 2.4%, and furniture and equipment expense increased $14,000, or 3.0%. These increases were partially offset by a decrease in advertising expense of $241,000, or 57.5%, a decrease in professional fees of $186,000, or 23.2%, a decrease in FDIC insurance expense of $18,000, or 6.6%, a decrease in occupancy expense of $8,000, or 0.7%, and a decrease in other non-interest expense of $90,000, or 3.7%. For the three months ended December 31, 2022, the efficiency ratio was 52.8%, compared to 62.7% for September 30, 2022. For the three months ended December 31, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 59.3%, compared to 62.6% for the three months ended September 30, 2022. See pages 17-20 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended December 31, 2022 was $3.3 million, or an effective tax rate of 26.9%, compared to $1.9 million, or an effective tax rate of 23.7%, for the three months ended September 30, 2022.

Net Income for the Three Months Ended December 31, 2022 Compared to the Three Months Ended December 31, 2021.

The Company reported net income of $9.0 million, or $0.42 per diluted share, for the three months ended December 31, 2022, compared to net income of $6.2 million, or $0.28 per diluted share, for the three months ended December 31, 2021. Return on average assets and return on average equity were 1.40% and 16.67%, respectively, for the three months ended December 31, 2022, as compared to 0.97% and 11.22%, respectively, for the three months ended December 31, 2021.

Net Interest Income and Net Interest Margin

Net interest income increased $2.3 million, or 12.2%, to $20.9 million, for the three months ended December 31, 2022, from $18.6 million for the three months ended December 31, 2021. The increase in net interest income was due to an increase in interest and dividend income of $3.7 million, or 18.4%, partially offset by an increase in interest expense of $1.4 million, or 103.2%. Interest expense on deposits increased $1.1 million, or 102.2%, and interest expense on borrowings increased $272,000. Net interest income for the three months ended December 31, 2022 includes PPP income of $18,000, compared to $973,000 during the three months ended December 31, 2021. During the same period, excluding PPP income, net interest income increased $3.2 million, or 18.3%. During the three months ended December 31, 2022 and the three months ended December 31, 2021, the Company recognized prepayment penalties of $134,000 and $21,000, respectively. In addition, interest income for the three months ended December 31, 2022 includes $87,000 in positive purchase accounting adjustments, compared to $31,000 in negative accounting adjustments for the three months ended December 31, 2021.

The net interest margin was 3.44% for the three months ended December 31, 2022, compared to 3.08%, for the three months ended December 31, 2021. The net interest margin, on a tax-equivalent basis, was 3.47% for the three months ended December 31, 2022, compared to 3.10% for the three months ended December 31, 2021. The increase in the net interest margin was due to an increase in average loans outstanding of $144.7 million, or 7.8%, a decrease in average securities of $13.3 million, or 3.3%, and a decrease in average short-term investments, consisting of cash and cash equivalents, of $124.1 million, or 94.2%, from the three months ended December 31, 2021, compared to the three months ended December 31, 2022.

The average yield on interest-earning assets increased 60 basis points from 3.30% for the three months ended December 31, 2021 to 3.90% for the three months ended December 31, 2022. During the three months ended December 31, 2022, the average cost of funds, including non-interest-bearing demand accounts and borrowings, increased 24 basis points, from 0.23% for the three months ended December 31, 2021 to 0.47% for the three months ended December 31, 2022. The average cost of core deposits, which include non-interest-bearing demand accounts, increased 19 basis points, from 0.15% for the three months ended December 31, 2021 to 0.34% for the three months ended December 31, 2022. The average cost of time deposits increased 26 basis points from 0.39% for the three months ended December 31, 2021 to 0.65% for the three months ended December 31, 2022. The average cost of borrowings, including subordinated debt, decreased 15 basis points from 4.44% for the three months ended December 31, 2021 to 4.29% for the three months ended December 31, 2022. For the three months ended December 31, 2022, average demand deposits, an interest-free source of funds, increased $9.5 million, or 1.4%, to $663.8 million, or 29.4% of total average deposits, from $654.3 million, or 29.0% of total average deposits for the three months ended December 31, 2021.

During the three months ended December 31, 2022, average interest-earning assets increased $7.3 million, or 0.3%, to $2.4 billion compared to the three months ended December 31, 2021, primarily due to an increase in average loans of $144.7 million, or 7.8%, offset by a decrease in average short-term investments, consisting of cash and cash equivalents, of $124.1 million, or 94.2%, and a decrease in average securities of $13.3 million, or 3.3%. Excluding average PPP loans, average interest-earning assets increased $48.8 million, or 2.1%, and average loans increased $183.9 million, or 10.2%, from the three months ended December 31, 2021 to the three months ended December 31, 2022.

Provision for Loan Losses

The Company recorded a provision for loan losses of $150,000 for three months ended December 31, 2022, compared to a provision for loan losses of $300,000 for the three months ended December 31, 2021. The decrease in the provision for loan losses was primarily due to a reduction of qualitative adjustment factors that had previously been increased in the allowance for credit losses related to the COVID-19 pandemic and the uncertainty in the economic environment. The Company recorded net charge-offs of $426,000 for the three months ended December 31, 2022, as compared to net charge-offs of $350,000 for the three months ended December 31, 2021. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality.

Non-Interest Income

Non-interest income increased $1.8 million, or 46.6%, to $5.7 million for the three months ended December 31, 2022, from $3.9 million for the three months ended December 31, 2021. During the three months ended December 31, 2021, non-interest income included the recognition of $555,000 in bank-owned life insurance (“BOLI”) death benefits. During the three months ended December 31, 2022, service charges and fees on deposits increased $59,000, or 2.6%, and income from BOLI decreased $58,000, or 11.9%, from $486,000 for the three months ended December 31, 2021 to $428,000 for the three months ended December 31, 2022. During the three months ended December 31, 2021, the Company reported $289,000 in mortgage banking income from the sale of fixed rate residential real estate loans. The Company did not sell any loans to the secondary market during the three months ended December 31, 2022.

On October 31, 2022, the termination of the DB Plan became effective, subject to regulatory approvals, with final settlement occurring in the second quarter of 2023. During the three months ended December 31, 2022, the Company recorded a curtailment gain related to the DB Plan termination of $2.8 million through non-interest income. Excluding the DB Plan termination curtailment gain and BOLI death benefits, non-interest income decreased $455,000, or 13.8%. During the three months ended December 31, 2022, the Company reported a gain on non-marketable equity investments of $70,000, compared to a gain of $352,000 during the three months ended December 31, 2021. In addition, the Company reported an unrealized gain on marketable equity securities of $19,000 during the three months ended December 31, 2022, compared to an unrealized loss on marketable equity securities of $96,000 during the three months ended December 31, 2021. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes.

Non-Interest Expense

For the three months ended December 31, 2022, non-interest expense increased $80,000, or 0.6%, to $14.0 million, from $13.9 million for the three months ended December 31, 2021. The increase in non-interest expense was due to an increase in salaries and benefits expense of $4,000, an increase in professional fees of $140,000, or 29.4%, an increase in occupancy expense of $74,000, or 6.5%, and an increase in FDIC insurance expense of $53,000, or 26.2%. These increases were partially offset by a decrease in advertising expense of $84,000, or 32.1%, a decrease in furniture and equipment expense of $69,000, or 12.6%, a decrease in data processing expense of $2,000, or 0.3%, and a decrease in other non-interest expense of $36,000, or 1.5%.

For the three months ended December 31, 2022, the efficiency ratio was 52.8%, compared to 62.1% for the three months ended December 31, 2021. For the three months ended December 31, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 59.3%, compared to 64.4% for the three months ended December 31, 2021. See pages 17-20 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended December 31, 2022 was $3.3 million, representing an effective tax rate of 26.9%, compared to $2.0 million, representing an effective tax rate of 24.3%, for three months ended December 31, 2021.

Net Income for the Twelve Months Ended December 31, 2022 Compared to the Twelve Months Ended December 31, 2021

For the twelve months ended December 31, 2022, the Company reported net income of $25.9 million, or $1.18 per diluted share, compared to $23.7 million, or $1.02 per diluted share, for the twelve months ended December 31, 2021. Return on average assets and return on average equity were 1.02% and 11.85% for the twelve months ended December 31, 2022, respectively, compared to 0.96% and 10.64% for the twelve months ended December 31, 2021, respectively. Excluding PPP income and the gain on defined benefit curtailment as a result of the termination of the DB Plan, income before provision and taxes increased $7.8 million, or 32.5%, from $24.0 million for the twelve months ended December 31, 2021 to $31.8 million for the twelve months ended December 31, 2022.

Net Interest Income and Net Interest Margin

During the twelve months ended December 31, 2022, net interest income increased $6.0 million, or 8.3%, to $79.2 million, compared to $73.2 million for the twelve months ended December 31, 2021. The increase in net interest income was due to an increase in interest and dividend income of $6.1 million, or 7.6%, partially offset by an increase in interest expense of $24,000, or 0.4%. For the twelve months ended December 31, 2022, the Company generated net interest income growth of 8.3%, overcoming a $6.0 million, or 89.2%, decrease in PPP income as the PPP program comes to a close. Excluding PPP income of $728,000 and $6.8 million for the twelve months ended December 31, 2022 and the twelve months ended December 31, 2021, respectively, net interest income increased $12.1 million, or 18.2% for the same period.

The net interest margin for the twelve months ended December 31, 2022 was 3.31%, compared to 3.14% during the twelve months ended December 31, 2021. The net interest margin, on a tax-equivalent basis, was 3.33% for the twelve months ended December 31, 2022, compared to 3.16% for the twelve months ended December 31, 2021. Excluding the PPP income, the net interest margin increased 29 basis points from 2.99% for the twelve months ended December 31, 2021 to 3.28% for the twelve months ended December 31, 2022.

The average yield on interest-earning assets increased 15 basis point from 3.43% for the twelve months ended December 31, 2021 to 3.58% for the twelve months ended December 31, 2022. During the twelve months ended December 31, 2022, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased one basis point from 0.30% for the twelve months ended December 31, 2021 to 0.29% for the twelve months ended December 31, 2022. For the twelve months ended December 31, 2022, the average cost of core deposits, including non-interest-bearing demand deposits, increased three basis points from 0.17% for the twelve months ended December 31, 2021 to 0.20% for the twelve months ended December 31, 2022. The average cost of time deposits decreased 12 basis points from 0.53% for the twelve months ended December 31, 2021 to 0.41% during the same period in 2022. The average cost of borrowings, which include FHLB advances and subordinated debt, increased 122 basis points from 3.04% for the twelve months ended December 31, 2021 to 4.26% for the twelve months ended December 31, 2022, due to the issuance of $20.0 million in subordinated debt in April 2021.

For the twelve months ended December 31, 2022, average demand deposits, an interest-free source of funds, increased $39.0 million, or 6.4%, from $609.0 million, or 28.0% of total average deposits, for the twelve months ended December 31, 2021, to $648.0 million, or 28.6% of total average deposits, for the twelve months ended December 31, 2022.

During the twelve months ended December 31, 2022, average interest-earning assets increased $67.1 million, or 2.9%, to $2.4 billion. The increase in average interest-earning assets was due to an increase in average loans of $65.6 million, or 3.5%, as well as an increase in average securities of $87.7 million, or 27.4%, partially offset by a decrease of $86.2 million, or 77.0%, in short-term investments, which consists of cash and cash equivalents. Excluding average PPP loans, average loans increased $170.5 million, or 9.6%, and average interest-earnings assets increased $172.0 million, or 7.7%.

Provision for Loan Losses

For the twelve months ended December 31, 2022, the provision for loan losses was $700,000, compared to a credit for loan losses of $925,000 for the twelve months ended December 31, 2021. The Company recorded net charge-offs of $556,000 for the twelve months ended December 31, 2022, as compared to net charge-offs of $445,000 for the twelve months ended December 31, 2021.

Non-Interest Income

For the twelve months ended December 31, 2022, non-interest income increased $768,000, or 6.1%, from $12.6 million for the twelve months ended December 31, 2021 to $13.3 million for the twelve months ended December 31, 2022. During the twelve months ended December 31, 2021, non-interest income included the recognition of $555,000 in BOLI death benefits. During the twelve months ended December 31, 2022, service charges and fees increased $712,000, or 8.5%, and mortgage banking income decreased $1.4 million from the twelve months ended December 31, 2021 to the twelve months ended December 31, 2022. In 2021, the Company sold $59.7 million in fixed rate residential real estate loans to the secondary market, compared to $277,000 in sales during the twelve months ended December 31, 2022. Other income from loan-level swap fees on commercial loans decreased $33,000, or 56.9%, and income from BOLI decreased $187,000, or 9.8%.

On October 31, 2022, the termination of the DB Plan became effective, subject to regulatory approvals, with final settlement occurring in the second quarter of 2023. During the twelve months ended December 31, 2022, the Company recorded a curtailment gain related to the DB Plan termination of $2.8 million through non-interest income. Excluding the defined benefit curtailment gain as a result of the termination of the DB Plan and BOLI death benefits, non-interest income decreased $1.5 million, or 12.5%. During the twelve months ended December 31, 2022, the Company reported unrealized losses on marketable equity securities of $717,000, compared to unrealized losses of $168,000 during the twelve months ended December 31, 2021. During the twelve months ended December 31, 2022, the Company also reported realized losses on the sale of securities of $4,000, compared to realized losses on the sale of securities of $72,000 during the twelve months ended December 31, 2021. In addition, the Company reported a gain of $422,000 on non-marketable equity investments during the twelve months ended December 31, 2022, compared to $898,000 during the twelve months ended December 31, 2021. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the twelve months ended December 31, 2021, the Company also recognized a loss on interest rate swap termination of $402,000 representing the unamortized portion of a $3.4 million loss associated with the previous termination of a $32.5 million interest rate swap on March 16, 2016.

Non-Interest Expense

For the twelve months ended December 31, 2022, non-interest expense increased $2.3 million, or 4.2%, to $57.2 million, compared to $54.9 million for the twelve months ended December 31, 2021. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $511,000, or 1.6%, due to normal annual salary increases as well as higher incentive compensation costs. Other non-interest expense increased $878,000, or 10.2%, professional fees increased $531,000, or 24.3%, which is comprised of legal fees, audit and compliance fees, as well as other professional fees. Occupancy expense increased $328,000, or 7.0%, advertising expense increased $116,000, or 9.0%, and FDIC insurance expense increased $50,000, or 5.0%. These increases were partially offset by a decrease in furniture and equipment expense of $58,000, or 2.8%, and a decrease in data processing expense of $18,000, or 0.6%. During the twelve months ended December 31, 2021, the Company prepaid $32.5 million of FHLB borrowings resulting in a loss of $45,000. For the twelve months ended December 31, 2022, the efficiency ratio was 61.8%, compared to 64.1% for the twelve months ended December 31, 2021. For the twelve months ended December 31, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 63.6%, compared to 64.6% for the twelve months ended December 31, 2021. See pages 17-20 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the twelve months ended December 31, 2022 was $8.7 million, representing an effective tax rate of 25.2%, compared to $8.0 million, representing an effective tax rate of 25.3%, for twelve months ended December 31, 2021.

Balance Sheet

At December 31, 2022, total assets were $2.6 billion, an increase of $14.7 million, or 0.6%, from December 31, 2021. During the twelve months ended December 31, 2022, cash and cash equivalents decreased $73.1 million, or 70.7%, to $30.3 million, investment securities decreased $45.1 million, or 10.5%, to $383.4 million and total loans increased $126.7 million, or 6.8%, to $2.0 billion.

Investments

At December 31, 2022, the Company’s available-for-sale securities portfolio decreased $47.4 million, or 24.4%, from $194.4 million at December 31, 2021 to $147.0 million at December 31, 2022. The held-to-maturity securities portfolio, recorded at amortized cost, increased $7.9 million, or 3.6%, from $222.3 million at December 31, 2021 to $230.2 million at December 31, 2022. The marketable equity securities portfolio decreased $5.7 million, or 47.6%, from $11.9 million at December 31, 2021 to $6.2 million at December 31, 2022. The decreases were due to principal pay downs and redemptions, as well as an increase in unrealized loss on securities available-for-sale. The primary objective of the investment portfolio is to provide liquidity and maximize income while preserving the safety of principal.

Total Loans

At December 31, 2022, total loans were $2.0 billion, an increase of $126.7 million, or 6.8%, from December 31, 2021. Excluding PPP loans, total loans increased $149.7 million, or 8.1%, driven by an increase in commercial real estate loans of $89.4 million, or 9.1%, an increase in total commercial and industrial loans of $16.2 million, or 8.1%, an increase in residential real estate loans, which include home equity loans, of $43.0 million, or 6.6%, and a decrease in PPP loans of $23.1 million, or 91.0%, from December 31, 2021.

The following table is a summary of our outstanding loan balances for the periods indicated:

	December 31, 2022	December 31, 2021
	(Dollars in thousands)

Commercial real estate loans	$1,069,323	$979,969

Residential real estate loans:
Residential	589,503	552,332
Home equity	105,557	99,759
Total residential real estate loans	695,060	652,091

Commercial and industrial loans:
PPP loans	2,274	25,329
Commercial and industrial loans	217,574	201,340
Total commercial and industrial loans	219,848	226,669

Consumer loans	5,045	4,250
Total gross loans	1,989,276	1,862,979
Unamortized PPP loan fees	(109)	(781)
Unamortized premiums and net deferred loans fees and costs	2,233	2,518
Total loans	$1,991,400	$1,864,716

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At December 31, 2022, nonperforming loans totaled $5.7 million, or 0.29% of total loans, compared to $5.0 million, or 0.27% of total loans, at December 31, 2021. At December 31, 2022, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, was 0.22% at December 31, 2022, compared to 0.20% at December 31, 2021. The allowance for loan losses as a percentage of total loans was 1.00% at December 31, 2022, compared to 1.06% at December 31, 2021. At December 31, 2022, the allowance for loan losses as a percentage of nonperforming loans was 350.0%, compared to 398.6%, at December 31, 2021.

Deposits

At December 31, 2022, total deposits were $2.2 billion, a decrease of $27.5 million, or 1.2%, from December 31, 2021, primarily due to a decrease in core deposits of $37.1 million, or 2.0%. Core deposits, which the Company defines as all deposits except time deposits, decreased from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $1.8 billion, or 81.5% of total deposits, at December 31, 2022. Non-interest-bearing deposits increased $4.2 million, or 0.7%, to $645.5 million, interest-bearing checking accounts increased $3.0 million, or 2.1%, to $148.7 million, savings accounts increased $4.8 million, or 2.2%, to $222.4 million, and money market accounts decreased $49.3 million, or 5.8%, to $801.1 million. Time deposits increased $9.7 million, or 2.4%, from $402.0 million at December 31, 2021 to $411.7 million at December 31, 2022.

Borrowings and Subordinated Debt

At December 31, 2022, total borrowings increased $39.9 million, or 178.9%, from $22.3 million at December 31, 2021, to $62.2 million. Short-term borrowings and long-term debt increased $39.9 million to $42.5 million and subordinated debt outstanding totaled $19.7 million at December 31, 2022 and $19.6 million at December 31, 2021.

Capital

At December 31, 2022, shareholders’ equity was $228.1 million, or 8.9% of total assets, compared to $223.7 million, or 8.8% of total assets, at December 31, 2021. The increase in shareholders’ equity reflects net income of $25.9 million, partially offset by $6.4 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $5.3 million and an increase in accumulated other comprehensive loss of $12.7 million. Total shares outstanding as of December 31, 2022 were 22,216,789.

Capital Management

The Company’s book value per share was $10.27 at December 31, 2022 compared to $9.87 at December 31, 2021, while tangible book value per share, a non-GAAP financial measure, increased $0.40, or 4.3%, from $9.21 at December 31, 2021 to $9.61 at December 31, 2022. Reflected in the book value and tangible book value changes during the year ended December 31, 2022 are the Federal Reserve’s 425 basis points interest rate increases, which resulted in significant changes in unrealized gains and losses on investment securities. Such unrealized gains and losses are generally due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale. The Company had no other-than-temporary impairment charges in its investment portfolio in 2022 or 2021. Tangible book value is a non-GAAP measure. See pages 17-20 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

The Company’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements and internal target minimal levels. At December 31, 2022, the Company’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 9.3%, 12.2%, and 14.2%, respectively, and the Bank’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 9.5%, 12.5%, and 13.5%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 6.50%, and 10.00%, respectively.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;

•	the emergence of new COVID-19 variants and the response thereto;
•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;
•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2022	2022	2022	2022	2021	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans	$21,274	$19,543	$18,500	$17,947	$18,089	$77,264	$74,200
Securities	2,174	2,104	2,068	1,950	1,763	8,296	5,394
Other investments	75	47	30	25	25	177	116
Short-term investments	62	60	48	21	49	191	139
Total interest and dividend income	23,585	21,754	20,646	19,943	19,926	85,928	79,849

INTEREST EXPENSE:
Deposits	2,206	1,164	990	992	1,091	5,352	5,508
Short-term borrowings	272	48	10	—	—	330	—
Long-term debt	—	—	—	—	—	—	458
Subordinated debt	253	254	254	253	253	1,014	706
Total interest expense	2,731	1,466	1,254	1,245	1,344	6,696	6,672

Net interest and dividend income	20,854	20,288	19,392	18,698	18,582	79,232	73,177

PROVISION (CREDIT) FOR LOAN LOSSES	150	675	300	(425)	300	700	(925)

Net interest and dividend income after provision (credit) for loan losses	20,704	19,613	19,092	19,123	18,282	78,532	74,102

NON-INTEREST INCOME:
Service charges and fees	2,329	2,223	2,346	2,174	2,270	9,072	8,360
Income from bank-owned life insurance	428	391	458	448	486	1,725	1,912
Bank-owned life insurance death benefits	—	—	—	—	555	—	555
Loss on sales of securities, net	—	—	—	(4)	—	(4)	(72)
Unrealized gain (loss) on marketable equity securities	19	(235)	(225)	(276)	(96)	(717)	(168)
Gain on sale of mortgages	—	—	—	2	289	2	1,423
Gain on non-marketable equity investments	70	211	141	—	352	422	898
Loss on interest rate swap terminations	—	—	—	—	—	—	(402)
Gain on defined benefit plan curtailment	2,807	—	—	—	—	2,807	—
Other income	—	—	21	4	—	25	58
Total non-interest income	5,653	2,590	2,741	2,348	3,856	13,332	12,564

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,197	8,025	8,236	8,239	8,193	32,697	32,186
Occupancy	1,218	1,226	1,177	1,363	1,144	4,984	4,656
Furniture and equipment	479	465	539	543	548	2,026	2,084
Data processing	724	707	731	723	726	2,885	2,903
Professional fees	617	803	719	577	477	2,716	2,185
FDIC insurance	255	273	234	286	202	1,048	998
Advertising	178	419	412	399	262	1,408	1,292
Loss on prepayment of borrowings	—	—	—	—	—	—	45
Other	2,335	2,425	2,385	2,326	2,371	9,471	8,593
Total non-interest expense	14,003	14,343	14,433	14,456	13,923	57,235	54,942

INCOME BEFORE INCOME TAXES	12,354	7,860	7,400	7,015	8,215	34,629	31,724

INCOME TAX PROVISION	3,320	1,861	1,865	1,696	1,995	8,742	8,025
NET INCOME	$9,034	$5,999	$5,535	$5,319	$6,220	$25,887	$23,699

Basic earnings per share	$0.42	$0.28	$0.25	$0.24	$0.28	$1.18	$1.02
Weighted average shares outstanding	21,676,892	21,757,027	21,991,383	22,100,076	22,097,968	21,879,657	23,223,633
Diluted earnings per share	$0.42	$0.28	$0.25	$0.24	$0.28	$1.18	$1.02
Weighted average diluted shares outstanding	21,751,409	21,810,036	22,025,687	22,172,909	22,203,876	21,938,323	23,300,637

Other Data:
Return on average assets (1)	1.40%	0.93%	0.87%	0.85%	0.97%	1.02%	0.96%
Return on average equity (1)	16.67%	10.90%	10.22%	9.65%	11.22%	11.85%	10.64%
Efficiency ratio	52.83%	62.69%	65.21%	68.69%	62.05%	61.83%	64.08%
Adjusted efficiency ratio (2)	59.31%	62.63%	64.96%	67.79%	64.38%	63.55%	64.64%
Net interest margin	3.44%	3.35%	3.24%	3.18%	3.08%	3.31%	3.14%
Net interest margin, on a fully tax-equivalent basis	3.47%	3.37%	3.26%	3.20%	3.10%	3.33%	3.16%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses, excluding loss on prepayment of borrowings, divided by the sum of net interest and dividend income and non-interest income, excluding bank-owned life insurance death benefits, realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on interest rate swap termination, and gain on defined benefit plan curtailment.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Cash and cash equivalents	$30,342	$27,113	$47,513	$62,898	$103,456
Available-for-sale securities, at fair value	146,997	148,716	160,925	173,910	194,352
Held to maturity securities, at amortized cost	230,168	234,387	233,803	237,575	222,272
Marketable equity securities, at fair value	6,237	11,280	11,453	11,643	11,896
Federal Home Loan Bank of Boston and other restricted stock - at cost	3,352	2,234	1,882	2,594	2,594

Loans	1,991,400	2,007,672	1,975,700	1,926,285	1,864,716
Allowance for loan losses	(19,931)	(20,208)	(19,560)	(19,308)	(19,787)
Net loans	1,971,469	1,987,464	1,956,140	1,906,977	1,844,929

Bank-owned life insurance	74,620	74,192	73,801	73,343	72,895
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,188	2,281	2,375	2,469	2,563
Other assets	75,290	78,671	76,978	71,542	70,981
TOTAL ASSETS	$2,553,150	$2,578,825	$2,577,357	$2,555,438	$2,538,425

Total deposits	$2,229,443	$2,287,754	$2,301,972	$2,278,164	$2,256,898
Short-term borrowings	41,350	21,500	4,790	—	—
Long-term debt	1,178	1,178	1,360	1,686	2,653
Subordinated debt	19,673	19,663	19,653	19,643	19,633
Securities pending settlement	133	9	—	146	—
Other liabilities	33,230	37,021	34,252	36,736	35,553
TOTAL LIABILITIES	2,325,007	2,367,125	2,362,027	2,336,375	2,314,737

TOTAL SHAREHOLDERS’ EQUITY	228,143	211,700	215,330	219,063	223,688
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,553,150	$2,578,825	$2,577,357	$2,555,438	$2,538,425

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Shares outstanding at end of period	22,216,789	22,246,545	22,465,991	22,742,189	22,656,515

Operating results:
Net interest income	$20,854	$20,288	$19,392	$18,698	$18,582
Provision (credit) for loan losses	150	675	300	(425)	300
Non-interest income	5,653	2,590	2,741	2,348	3,856
Non-interest expense	14,003	14,343	14,433	14,456	13,923
Income before income provision for income taxes	12,354	7,860	7,400	7,015	8,215
Income tax provision	3,320	1,861	1,865	1,696	1,995
Net income	9,034	5,999	5,535	5,319	6,220

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	3.47%	3.37%	3.26%	3.20%	3.10%
Interest rate spread, on a fully tax-equivalent basis	3.26%	3.26%	3.17%	3.10%	2.99%
Return on average assets	1.40%	0.93%	0.87%	0.85%	0.97%
Return on average equity	16.67%	10.90%	10.22%	9.65%	11.22%
Adjusted efficiency ratio (non-GAAP) (1)	59.31%	62.63%	64.96%	67.79%	64.38%

Per Common Share Data:
Basic earnings per share	$0.42	$0.28	$0.25	$0.24	$0.28
Per diluted share	0.42	0.28	0.25	0.24	0.28
Cash dividend declared	0.06	0.06	0.06	0.06	0.05
Book value per share	10.27	9.52	9.58	9.63	9.87
Tangible book value per share (non-GAAP)	9.61	8.85	8.92	8.97	9.21

Asset Quality:
30-89 day delinquent loans	$2,578	$2,630	$1,063	$1,407	$1,102
90 days or more delinquent loans	1,891	669	1,149	1,401	1,039
Total delinquent loans	4,469	3,299	2,212	2,808	2,141
Total delinquent loans as a percentage of total loans	0.22%	0.16%	0.11%	0.15%	0.11%
Total delinquent loans as a percentage of total loans, excluding PPP	0.22%	0.16%	0.11%	0.15%	0.12%
Nonperforming loans	$5,694	$4,432	$4,105	$3,988	$4,964
Nonperforming loans as a percentage of total loans	0.29%	0.22%	0.21%	0.21%	0.27%
Nonperforming loans as a percentage of total loans, excluding PPP	0.29%	0.22%	0.21%	0.21%	0.27%
Nonperforming assets as a percentage of total assets	0.22%	0.17%	0.16%	0.16%	0.20%
Nonperforming assets as a percentage of total assets, excluding PPP	0.22%	0.17%	0.16%	0.16%	0.20%
Allowance for loan losses as a percentage of nonperforming loans	350.04%	455.96%	476.49%	484.15%	398.61%
Allowance for loan losses as a percentage of total loans	1.00%	1.01%	0.99%	1.00%	1.06%
Allowance for loan losses as a percentage of total loans, excluding PPP	1.00%	1.01%	0.99%	1.01%	1.08%
Net loan charge-offs	$426	$27	$48	$54	$350
Net loan charge-offs as a percentage of average loans	0.02%	0.00%	0.00%	0.00%	0.02%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses, excluding loss on prepayment of borrowings, divided by the sum of net interest and dividend income and non-interest income, excluding bank-owned life insurance death benefits, realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on interest rate swap termination, and gain on defined benefit plan curtailment.

The following tables set forth the information relating to our average balances and net interest income for the three months ended December 31, 2022, September 30, 2022, and December 31, 2021 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,994,874	$21,403	4.26%	$1,973,580	$19,665	3.95%	$1,850,162	$18,197	3.90%
Securities(2)	388,529	2,175	2.22	404,005	2,105	2.07%	401,811	1,764	1.74
Other investments	10,638	75	2.80	10,037	47	1.86%	10,654	25	0.93
Short-term investments(3)	7,635	62	3.22	13,911	60	1.71%	131,770	49	0.15
Total interest-earning assets	2,401,676	23,715	3.92	2,401,533	21,877	3.61%	2,394,397	20,035	3.32
Total non-interest-earning assets	159,042			154,955			149,151
Total assets	$2,560,718			$2,556,488			$2,543,548

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$149,928	206	0.55%	$139,678	123	0.35%	$132,028	106	0.32%
Savings accounts	221,964	39	0.07	224,112	38	0.07%	214,961	36	0.07
Money market accounts	862,523	1,375	0.63	911,282	743	0.32%	849,023	546	0.26
Time deposit accounts	359,555	586	0.65	339,614	260	0.30%	410,149	403	0.39
Total interest-bearing deposits	1,593,970	2,206	0.55	1,614,686	1,164	0.29%	1,606,161	1,091	0.27
Short-term borrowings and long-term debt	48,579	525	4.29	29,076	302	4.12%	22,614	253	4.44
Total interest-bearing liabilities	1,642,549	2,731	0.66	1,643,762	1,466	0.35%	1,628,775	1,344	0.33
Non-interest-bearing deposits	663,814			658,853			654,334
Other non-interest-bearing liabilities	39,399			35,558			40,428
Total non-interest-bearing liabilities	703,213			694,411			694,762
Total liabilities	2,345,762			2,338,173			2,323,537
Total equity	214,956			218,315			220,011
Total liabilities and equity	$2,560,718			$2,556,488			$2,543,548
Less: Tax-equivalent adjustment (2)		(130)			(123)			(109)
Net interest and dividend income		$20,854			$20,288			$18,582
Net interest rate spread (4)			3.24%			3.24%			2.97%
Net interest rate spread, on a tax-equivalent basis (5)			3.26%			3.26%			2.99%
Net interest margin (6)			3.44%			3.35%			3.08%
Net interest margin, on a tax-equivalent basis (7)			3.47%			3.37%			3.10%
Ratio of average interest-earning assets to average interest-bearing liabilities			146.22%			146.10%			147.01%

The following tables set forth the information relating to our average balances and net interest income for the twelve months ended December 31, 2022 and 2021 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Twelve Months Ended December 31,
	2022			2021
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,953,527	$77,758	3.98%	$1,887,926	$74,620	3.95%
Securities(2)	407,444	8,299	2.04	319,778	5,398	1.69
Other investments	10,289	177	1.72	10,242	115	1.12
Short-term investments(3)	25,712	191	0.74	111,931	139	0.12
Total interest-earning assets	2,396,972	86,425	3.61	2,329,877	80,272	3.45
Total non-interest-earning assets	152,941			147,980
Total assets	$2,549,913			$2,477,857

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$139,993	530	0.38%	$109,648	399	0.36%
Savings accounts	222,267	161	0.07	205,394	154	0.07
Money market accounts	890,763	3,187	0.36	776,725	2,412	0.31
Time deposit accounts	363,258	1,474	0.41	477,067	2,543	0.53
Total interest-bearing deposits	1,616,281	5,352	0.33	1,568,834	5,508	0.35
Short-term borrowings and long-term debt	31,556	1,344	4.26	38,294	1,164	3.04
Total interest-bearing liabilities	1,647,837	6,696	0.41	1,607,128	6,672	0.42
Non-interest-bearing deposits	647,971			608,936
Other non-interest-bearing liabilities	35,615			39,108
Total non-interest-bearing liabilities	683,586			648,044

Total liabilities	2,331,423			2,255,172
Total equity	218,490			222,685
Total liabilities and equity	$2,549,913			$2,477,857
Less: Tax-equivalent adjustment (2)		(497)			(423)
Net interest and dividend income		$79,232			$73,177
Net interest rate spread (4)			3.18%			3.01%
Net interest rate spread, on a tax-equivalent basis (5)			3.20%			3.03%
Net interest margin (6)			3.31%			3.14%
Net interest margin, on a tax-equivalent basis (7)			3.33%			3.16%
Ratio of average interest-earning assets to average interest-bearing liabilities			145.46%			144.97%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
	(In thousands)
Loans (no tax adjustment)	$21,274	$19,543	$18,500	$17,947	$18,089
Tax-equivalent adjustment	129	122	124	120	108
Loans (tax-equivalent basis)	$21,403	$19,665	$18,624	$18,067	$18,197

Securities (no tax adjustment)	$2,174	$2,104	$2,068	$1,950	$1,763
Tax-equivalent adjustment	1	1	—	—	1
Securities (tax-equivalent basis)	$2,175	$2,105	$2,068	$1,950	$1,764

Net interest income (no tax adjustment)	$20,854	$20,288	$19,392	$18,698	$18,582
Tax equivalent adjustment	130	123	124	120	109
Net interest income (tax-equivalent basis)	$20,984	$20,411	$19,516	$18,818	$18,691

Net interest income (no tax adjustment)	$20,854	$20,288	$19,392	$18,698	$18,582
Less:
Purchase accounting adjustments	87	(16)	64	39	(31)
Prepayment penalties and fees	134	99	26	21	21
PPP fee income	18	19	129	562	973
Adjusted net interest income (non-GAAP)	$20,615	$20,186	$19,173	$18,076	$17,619

Average interest-earning assets	$2,401,676	$2,401,533	$2,398,526	$2,385,932	$2,394,397
Average interest-earning assets, excluding average PPP loans	$2,399,297	$2,398,998	$2,395,463	$2,370,852	$2,352,858
Net interest margin (no tax adjustment)	3.44%	3.35%	3.24%	3.18%	3.08%
Net interest margin, tax-equivalent	3.47%	3.37%	3.26%	3.20%	3.10%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP fee income and prepayment penalties (non-GAAP)	3.41%	3.34%	3.21%	3.10%	2.97%

	For the quarter ended
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
	(In thousands)

Book Value per Share (GAAP)	$10.27	$9.52	$9.58	$9.63	$9.87
Non-GAAP adjustments:
Goodwill	(0.56)	(0.56)	(0.55)	(0.55)	(0.55)
Core deposit intangible	(0.10)	(0.11)	(0.11)	(0.11)	(0.11)
Tangible Book Value per Share (non-GAAP)	$9.61	$8.85	$8.92	$8.97	$9.21

Income Before Income Taxes (GAAP)	$12,354	$7,860	$7,400	$7,015	$8,215
Provision (credit) for loan losses	150	675	300	(425)	300
PPP income	(18)	(19)	(129)	(562)	(973)
Gain on defined benefit plan curtailment	(2,807)	—	—	—	—
Income Before Taxes, Provision, PPP Income and Defined Benefit Curtailment (non-GAAP)	$9,679	$8,516	$7,571	$6,028	$7,542

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,003	$14,343	$14,433	$14,456	$13,923
Non-interest Expense for Adjusted Efficiency Ratio	$14,003	$14,343	$14,433	$14,456	$13,923

Net Interest Income (GAAP)	$20,854	$20,288	$19,392	$18,698	$18,582

Non-interest Income (GAAP)	$5,653	$2,590	$2,741	$2,348	$3,856
Non-GAAP adjustments:
Bank-owned life insurance death benefit	—	—	—	—	(555)
Loss (gain) on securities, net	—	—	—	4	—
Unrealized (gains) losses on marketable equity securities	(19)	235	225	276	96
Gain on non-marketable equity investments	(70)	(211)	(141)	—	(352)
Gain on defined benefit plan curtailment	(2,807)	—	—	—	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,757	$2,614	$2,825	$2,628	$3,045
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$23,611	$22,902	$22,217	$21,326	$21,627

Efficiency Ratio (GAAP)	52.83%	62.69%	65.21%	68.69%	62.05%

Adjusted Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	59.31%	62.63%	64.96%	67.79%	64.38%

	For the twelve months ended
	12/31/2022	12/31/2021
	(In thousands)
Loans (no tax adjustment)	$77,264	$74,200
Tax-equivalent adjustment	494	420
Loans (tax-equivalent basis)	$77,758	$74,620

Securities (no tax adjustment)	$8,296	$5,394
Tax-equivalent adjustment	3	4
Securities (tax-equivalent basis)	$8,299	$5,398

Net interest income (no tax adjustment)	$79,232	$73,177
Tax equivalent adjustment	497	424
Net interest income (tax-equivalent basis)	$79,729	$73,601

Net interest income (no tax adjustment)	$79,232	$73,177
Less:
Purchase accounting adjustments	175	(55)
Prepayment penalties and fees	281	181
PPP fee income	728	6,769
Adjusted net interest income (non-GAAP)	$78,048	$66,282

Average interest-earning assets	$2,396,972	$2,329,877
Average interest-earnings asset, excluding average PPP loans	$2,391,252	$2,219,286
Net interest margin (no tax adjustment)	3.31%	3.14%
Net interest margin, tax-equivalent	3.33%	3.16%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP fee income and prepayment penalties (non-GAAP)	3.26%	2.99%

	For the twelve months ended
	12/31/2022	12/31/2021
	(In thousands)
Income Before Income Taxes (GAAP)	$34,629	$31,724
Provision (credit) for loan losses	700	(925)
PPP income	(728)	(6,769)
Gain on defined benefit plan curtailment	(2,807)	—
Income Before Taxes, Provision, PPP Income and Defined Benefit Curtailment (non-GAAP)	$31,794	$24,030

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$57,235	$54,942
Non-GAAP adjustments:
Loss on prepayment of borrowings	—	(45)
Non-interest Expense for Adjusted Efficiency Ratio (non-GAAP)	$57,235	$54,897

Net Interest Income (GAAP)	$79,232	$73,177

Non-interest Income (GAAP)	$13,332	$12,564
Non-GAAP adjustments:
Loss on securities, net	4	72
Unrealized losses on marketable equity securities	717	168
Loss on interest rate swap termination	—	402
Gain on non-marketable equity investments	(422)	(898)
Gain on defined benefit plan curtailment	(2,807)	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$10,824	$12,308
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$90,056	$85,485

Efficiency Ratio (GAAP)	61.83%	64.08%

Adjusted Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	63.55%	64.64%